UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.   20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 17, 2009 (March 5, 2009)

Knight Energy Corp.

(Exact name of registrant as specified in its charter)

Maryland	000-52470	87-0583192
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

 909 Lake Carolyn Parkway, Suite 850, Irving, TX 75039

 (Address of principal executive offices)                 (Zip Code)

Registrant's telephone number, including area code (770) 777-6795

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04

Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

On March 12, 2009, Knight Energy Corp. (the “Company”) received a letter from HD Special-Situations, L.P. (the “Lender”) notifying the Company that the Lender had commenced foreclosure proceedings with respect to the assets (the “Assets”) that secure the Company’s obligations under the $4,250,000 15% Senior Secured Promissory Note (the “Note”) that the Company issued to the Lender in October 2008.  The March 12, 2009 letter effectively served as a triggering event accelerating the Company’s obligations under the Note because the Lender previously had waived the default but preserved its right to give notice of foreclosure and to proceed to foreclose as described below.  On February 5, 2009 the Lender advised the Company of the occurrence of certain “Events of Default” under the Note, which the Lender subsequently waived shortly after the February 5, 2009 letter was delivered to the Company.  Thereafter, on February 24, 2009 the Lender notified the Company that it intended to commence foreclosure proceedings regarding the Assets.  However, after discussions between the Lender and the Company, on February 27, 2009 this notice also was withdrawn, and the Lender agreed to discontinue the foreclosure proceedings, while reserving the right to reinitiate those proceedings at its discretion.  The Lender subsequently exercised its right to reinitiate these proceedings in its March 12, 2009 letter, and the Company’s obligations under the Note were effectively accelerated.

The current amount due on the Note is $4,250,000, plus accrued interest of approximately $135,000, as of March 1, 2009, and as a result of the initiation of the foreclosure proceedings, the Assets have been posted for a foreclosure sale to occur at the Stephens County Courthouse in Breckenridge, Texas no earlier than April 7, 2009.

Item 8.01

Other Events.

On March 5, 2009 Charles Hill Drilling, Inc. (“CHD”), the wholly owned subsidiary of the Company, received notice from the Internal  Revenue Service (the “IRS”) that the IRS had filed a lien against CHD’s current property, and any property that it acquires in the future, in the amount of $118,375.82.  This lien represents withheld and accrued payroll taxes that have not been paid by CHD for the periods ended June 30, 2008 and September 30, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  March 17, 2009

Knight Energy Corp.

By:

/s/ William J. Bosso

Title:

Chief Executive Officer